As filed with the Securities and Exchange Commission on October 14, 2010

Registration No. 333-155965

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZYMOGENETICS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1144498
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Eastlake Avenue East

Seattle, Washington 98102

(206) 442-6600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

P. Joseph Campisi, Jr.

Vice President

345 Park Avenue

New York, New York 10154

(212) 546-4000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Fox, Esq.

Daniel Wolf, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-155965) of ZymoGenetics, Inc., a Washington corporation (the “Company”), which was originally filed with the Securities and Exchange Commission on December 5, 2008 (the “Registration Statement”), pertaining to the registration of 1,500,000 shares (the “Shares”) of Company common stock, without par value (the “Common Stock”).

On September 7, 2010, Bristol-Myers Squibb Company, a Delaware corporation (“Bristol-Myers”), Zeus Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of Bristol-Myers (“Purchaser”), and the Company entered into an Agreement and Plan of Merger that provides for Bristol-Myers to acquire the Company by means of a tender offer by Purchaser for all of the outstanding shares of Common Stock followed by the merger of Purchaser and the Company (the “Merger”).

The tender offer was consummated on October 8, 2010.

As a result of the tender offer, Purchaser acquired over 90% of the outstanding shares of Common Stock, and, subsequently, effected the Merger as a “short-form” merger pursuant to Section 23B.11.040 of the Washington Business Corporation Act. The Merger became effective on October 12, 2010 following the filing of an Articles of Merger and Plan of Merger with the Secretary of State of the State of Washington, thus completing Bristol-Myers’ acquisition of the Company.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 14, 2010.

ZYMOGENETICS, INC.

By:	/S/ JEREMY LEVIN
Dr. Jeremy Levin President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JEREMY LEVIN Dr. Jeremy Levin	President and Director (Principal Executive Officer)	October 14, 2010

/S/ JEFFREY GALIK Jeffrey Galik	Treasurer and Director (Principal Financial and Accounting Officer)	October 14, 2010

/S/ KABIR NATH Kabir Nath	Director	October 14, 2010

/S/ DAVID T. BONK David T. Bonk	Director	October 14, 2010